Exhibit 8.1

Subsidiaries

Jurisdiction of Incorporation

Name of Subsidiary

Telefónica Multimedia S.A.C	Perú
Telefónica Servicios Integrados S.A.C	Perú
Transporte Urgente de Mensajería S.A.C	Perú
Telefónica Servicios Comerciales S.A.C	Perú
Telefónica Soluciones Globales Holding S.A.C.	Perú
Telefónica Servicios Digitales S.A.C	Perú
Servicios Editoriales del Perú S.A.C	Perú
Servicios Globales de Telecomunicaciones S.A.C	Perú
Telefónica Servicios Técnicos S.A.C	Perú
Media Networks Perú S.A.C. (formerly Antena 3 Producciones S.A.)	Perú
Telefónica Empresas Perú S.A.A.	Perú